Exhibit 10.1

Baker Hughes Company Transformation Incentive Award Agreement

1. Capitalized Terms. Each capitalized term used but not defined in this Award Agreement (including Appendix A) shall have the meaning ascribed to such term in the Baker Hughes Company 2017 Long-Term Incentive Plan (the “Plan”).

2. Grant. The Committee of Baker Hughes Company (the “Company”) pursuant to the Plan hereby awards to you, [●], (the “Participant”) effective as of January 1, 2021, [●] Performance Units (each, a “Performance Unit” or “PU”, and collectively, the “Performance Units” or “PUs”). Each PU entitles the Participant to receive from the Company cash on the terms and conditions set forth in this Performance Unit Award Agreement (this “Agreement”). Each Performance Unit provides you an opportunity to earn a cash payment based upon the achievement of certain performance goals established by the Committee for the three-year period beginning January 1, 2021 and ending December 31, 2023 (the “Performance Period”) and the achievement of service conditions. The per unit value of each PU is $100 assuming (except as otherwise specified in this Award Agreement) a target level achievement of the Performance Condition and the satisfaction of the Service Condition (the “PU Target Value”). If the Performance Condition is not achieved at a minimum level of performance and a Change in Control as defined in the Baker Hughes Company Executive Change in Control Severance Plan has not occurred on or before the last day of the Performance Period, then the award pursuant to this Award Agreement shall lapse and be forfeited as of the end of the Performance Period. Any amount payable to you pursuant to this Award Agreement will be paid to you after the end of the Performance Period by March 15 of the calendar year following the end of the Performance Period (the “Scheduled Payment Date”), unless otherwise provided under this Award Agreement. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Award Agreement. If a Change in Control as defined in the Baker Hughes Company Executive Change in Control Severance Plan occurs or your employment with the Company and its Affiliates terminates on or before the last day of the Performance Period, your rights to the Performance Units and a payment under this Award Agreement will be determined as provided in this Award Agreement.

3. Lapse of Restrictions Generally. Except as specified in paragraph 5(a), restrictions on the PUs will lapse to the extent that both the Service Condition and the Performance Condition are satisfied, based on the Committee Certification. Subject to paragraph 4, the Service Condition will be satisfied with respect to the PUs only if the Participant has been continuously employed by the Company or one of its Subsidiaries through the End Date, and the Performance Condition” will be satisfied with a payout range of between the PUs multiplied by 0% to 200% of the PU Target Value based on the sum of the attainment of Relative Absolute Change in Adjusted EBITDA Divided by Revenue, and Relative Cumulative Average Adjusted EBITDA Divided by Revenue, and Strategic Growth Imperatives, weighted and determined in accordance with Appendix A.

After the end of the Performance Period (but not later than March 15 of the calendar year following the End Date), except as specified in this Award Agreement (for example, in the event of a Change in Control as described in paragraph 5(a)) and prior to the payment of cash pursuant to paragraph 6, the Committee shall certify the extent, if any, to which the Performance Condition was achieved. The Committee’s determination of whether the performance goals applicable to this Award Agreement are achieved shall be binding upon all persons.

4. Termination of Employment. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the End Date, the PUs shall be immediately cancelled, except as follows:

a. Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the End Date as a result of the Participant’s death, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 5(a), the PUs shall remain subject to the Performance Condition.

b. Involuntary Termination Without Cause Following a Change in Control. If the Participant incurs a Separation From Service due to an Involuntary Termination without Cause during the 24-month period following a Change in Control, the Service Condition shall be deemed to be fully satisfied for all PUs awarded hereby on the date of the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee. For purposes of this Award Agreement, “Involuntary Termination” means the Separation From Service of the Participant (i) because the Participant’s position is eliminated, (ii) because the Participant and the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, agree to the Participant's resignation of his or her position at the request of the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, (iii) because the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, terminates the employment of the Participant without Cause or (iv) because the Participant resigns due to a reason that would qualify as an event that is a “Good Reason” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan, whether or not the Participant is a participant in the Baker Hughes Company Executive Change in Control Severance Plan. For purposes of this Award Agreement, an “Involuntary Termination” does not include (i) a termination of employment for Cause, (ii) the Participant’s death or Disability or retirement or (v) a voluntary termination of employment by the Participant. For purposes of this Award Agreement, “Separation From Service” has the meaning ascribed to that term in Section 409A and “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A. For purposes of this Award Agreement, “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury rules and regulations issued thereunder. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Baker Hughes Company Executive Change in Control Severance Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, in each case if the transaction or event also constitutes a “change in ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A.

c. Employment Termination, Eligibility for Retirement or Occurrence of Total Disability More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date and prior to the End Date, the Participant incurs a Separation From Service due to an Involuntary Termination, or the Participant meets the age and service requirements specified in (c)(i) below or incurs a Total Disability, then the restrictions on the PUs shall remain eligible to lapse based on attainment of the Performance Condition or shall be cancelled as provided below:

(i) Eligibility for Retirement or Occurrence of Total Disability. If (A) the Participant attains at least age 60 while still employed by the Company or a Subsidiary and completes 5 or more years of continuous service with the Company and any of its Subsidiaries, or (B) or (B) the Participant incurs a Total Disability, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 5(a), the PUs shall remain subject to the Performance Condition. For purposes of this Award Agreement, “Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 month, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or any of its Subsidiaries. the Participant’s employment with the Company or any of its Subsidiaries terminates as a result of a total disability.

(ii) Involuntary Termination Without Cause. If the Participant incurs a Separation From Service due to an Involuntary Termination without Cause, then as of the date of such Separation From Service, the Service Condition shall be deemed satisfied with respect to the applicable Pro-Rata Portion, and, subject to paragraph 5(a), such Pro-Rata Portion of the PUs shall remain subject to the Performance Condition. “Pro-Rata Portion” means the total number of PUs covered by this Award, multiplied by a fraction, the numerator of which is the total number of complete calendar months which have elapsed between the Start Date and the date on which the Participant’s employment with the Company or any of its Subsidiaries terminates, and the denominator of which is 36.

(iii) Termination Due to Other Reasons. If the Participant incurs a Separation From Service for any other reason, then the PUs shall be immediately cancelled.

d. Transfers. For the avoidance of doubt, transfer of employment from the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall not constitute a termination of employment for purposes of this Award.

5. Transactions Involving the Company or Peers.

a. Change in Control of the Company. In the event of a Change in Control on or prior to the End Date, the Performance Condition shall be deemed satisfied at the target level of performance with respect to the PUs that have not theretofore been forfeited, and, except as specified above in this Award Agreement, the PUs shall remain subject to the Service Condition. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Baker Hughes Company Executive Change in Control Severance Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, in each case if the transaction or event also constitutes a “change in ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A.

b. Transactions Involving Peers. Notwithstanding anything in this Award Agreement (including Appendix A) to the contrary, for purposes of the Performance Condition in Appendix A, in the event that, prior to the End Date, there occurs:

(i) a merger, acquisition or business combination transaction of a Peer with or by another Peer, only the surviving entity shall remain a Peer;

(ii) a merger of a Peer with an entity that is not a Peer, or the acquisition or business combination transaction by or with a Peer, or with an entity that is not a Peer, in each case where such Peer is the surviving entity and remains publicly traded, such Peer shall remain a Peer;

(iii) a merger or acquisition or business combination transaction of a Peer by or with an entity that is not a Peer or a “going private” transaction involving a Peer where such Peer is not the surviving entity or is otherwise no longer publicly traded, such Peer shall no longer be a Peer;

(iv) a stock distribution from a Peer consisting of the shares of a new publicly traded company (a “spin-off”), such Peer shall remain a Peer, such distribution shall be treated as a dividend from such Peer based on the closing price of the shares of the spun-off company on its first day of trading and the Annual Adjusted EBITDA of the spun-off company shall not thereafter be tracked for purposes of calculating Annual Adjusted EBITDA; or

(v) a bankruptcy or liquidation of a Peer, the Absolute Change in Adjusted EBITDA Divided by Revenue of such Peer shall be ranked last for purposes of determining the Relative Absolute Change in EBITDA and the Cumulative Average EBITDA shall be ranked last for purposes of determining the Relative Cumulative Average EBITDA.

6. Delivery and Withholding Tax. Subject to Section 4, upon the Scheduled Payment Date, or such other applicable date as both the Service Condition and the Performance Condition restrictions are deemed to lapse pursuant to this Award Agreement, the

Company shall deliver to the Participant such cash with respect to the portion, if any, of the PUs for which the restrictions lapse in accordance with this Award Agreement. No later than the date as of which an amount with respect to the PUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.

7. Amendment/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the PUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; provided further that no such consent shall be required with respect to any amendment, alteration or termination of the PUs if the Board determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 8. Notwithstanding the foregoing, no amendment of the PUs may be made that would cause the Participant to become subject to additional taxes under Section 409A. Also, the PUs shall be null and void to the extent the grant of PUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

8. Recoupment. Notwithstanding any other provision of this Award to the contrary, the PUs, any cash issued in settlement of the PUs shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

9. Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.

10. Entire Agreement. This Award, the Plan, any country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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